EXHIBIT 99.2

CONTACTS
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Robin Smith, CEO                              Stanley Wunderlich/Daniel Stepanek
NeoStem, Inc.                                 Consulting for Strategic Growth 1
420 Lexington Ave., Ste. 450                  800 Second Avenue
NY, NY 10170                                  New York, NY 10017
Tel: (212) 584-4180                           Tel: (800) 625-2236
Fax: (646) 514-7787                           Fax: (212) 337-8089
Email; rsmith@neostem.com                     Emails: info@cfsg1.com
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Web site: www.neostem.com                             dstepanek@cfsg1.com
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                                              Web site: www.cfsg1.com

                                                           FOR IMMEDIATE RELEASE


        NEOSTEM, INC. APPOINTS INNOVATIVE LEADER IN COMPETITIVE BUSINESS
         PROCUREMENT AND MANAGEMENT TO THE COMPANY'S BOARD OF DIRECTORS

NEW YORK, November 20, 2006 - NeoStem, Inc. (OTCBB:NEOI), a company specializing in the collection, processing and long-term storage of Adult Stem Cells (ASCs) for autologous use, announced today that it has appointed Steven S. Myers, an expert in competitive business procurement and management, to the Company's Board of Directors.

Mr. Myers is the founder, Chairman and CEO of SM&A (Nasdaq:WINS), the world's leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients and has achieved an 85% win rate on awarded contracts. The company has also supported more than 140 programs with a better than 93% client-satisfaction rating. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies. Additional information about SM&A is available at www.smawins.com.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting DoD and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator.

Robin L. Smith, MD, MBA, NeoStem's Chief Executive Officer, said, "We are very pleased to welcome Steve Myers to NeoStem's Board of Directors. He has built a successful company that continues to bring value to its shareholders. His business creativity and extensive experience in providing mentoring solutions for companies seeking successful partnerships, acquisitions, and contracts will provide NeoStem with a high level of guidance as we reach out to build our Company in part through alliances with various medical, academic and pharmaceutical institutions."

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

About NeoStem, Inc.

NeoStem, Inc. (OTCBB:NEOI) is an innovative, publicly traded company positioned to become a leader in the adult stem cell field and to capitalize on the increasing importance that adult stem cells are expected to play in the future of regenerative medicine.

Using its proprietary process, NeoStem provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use, as needed, in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bio-terrorist attack. Adult stem cell therapy has also been used for many years in treating blood cancer. Further potential uses include regenerative therapies for wound healing, autoimmune diseases such as multiple sclerosis and lupus, and age-related degenerative musculoskeletal diseases.

NeoStem uses the least invasive form of collection called apheresis, a well known safe procedure that extracts stem cells from an adult's peripheral blood. Once collected, NeoStem's storage process allows the cells to be cryo-preserved during an individual's lifetime for use when needed. The management, Board of Directors and Advisors of NeoStem collectively have significant technical, medical and scientific expertise as well as substantial experience in life science marketing and business development.

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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the ability of NeoStem, Inc. ("the Company") to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of the Company's business. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company' s ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business and obtain appropriate state licenses; (iii) competitive factors and developments beyond the Company's control;(iv) scientific and medical developments beyond the Company's control and (v) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."

Pursuant to an October 1, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement and received shares of NeoStem's common stock. Independent of CFSG1's receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.


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